Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Assured Equities V Corporation

We hereby consent to the inclusion in the Form 10 Registration Statement of our report dated September 8, 2009 with respect to our audit of the financial statements of Assured Equities V Corporation, as of August 31, 2009 and for the period from inception (August 10, 2009) to August 31, 2009.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas
October 27, 2009